Exhibit 99.1

VMware Reports Fiscal Year 2023 First Quarter Results
Total Revenue growth of 3% year-over-year
Subscription and SaaS Revenue of $899 million, an increase of 21% year-over-year
VMware Enters into Definitive Agreement to be Acquired by Broadcom

PALO ALTO, Calif., May 26, 2022 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the first quarter of fiscal year 2023:

Quarterly Review

•Revenue for the first quarter of fiscal 2023 was $3.09 billion, an increase of 3% from the first quarter of fiscal 2022.

•Continued momentum in the subscription and SaaS business, constituting 29% of total revenue for the quarter.

•While license revenue was impacted by the transition to subscription and SaaS, the combination of subscription and SaaS and license revenue was $1.47 billion, an increase of 6% from the first quarter of fiscal 2022.

•Subscription and SaaS revenue for the first quarter was $899 million, an increase of 21% year-over-year.

•When excluding the impact associated with the suspension of business operations in Russia and foreign currency, total revenue for the first quarter was $3.14 billion, representing year-over-year growth of 5%, and subscription and SaaS revenue was $912 million, representing year-over-year growth of 23%.

•Subscription and SaaS ARR for the first quarter was $3.66 billion, an increase of 21% year-over-year.

•GAAP net income for the first quarter was $242 million, or $0.57 per diluted share, down 43% per diluted share compared to $425 million, or $1.01 per diluted share, for the first quarter of fiscal 2022. Non-GAAP net income for the first quarter was $542 million, or $1.28 per diluted share, down 27% per diluted share compared to $744 million, or $1.76 per diluted share, for the first quarter of fiscal 2022.1

•GAAP operating income for the first quarter was $408 million, a decrease of 27% from the first quarter of fiscal 2022. Non-GAAP operating income for the first quarter was $771 million, a decrease of 16% from the first quarter of fiscal 2022.

•Operating cash flow for the first quarter was $1.01 billion. Free cash flow for the first quarter was $899 million.

•RPO for the first quarter totaled $11.56 billion, up 5% year-over-year.

“We are focused on accelerating growth of our subscription and SaaS portfolio as we provide customers the flexibility and choice they seek,” said Raghu Raghuram, CEO, VMware. “In this multi-cloud environment, we are committed to delivering a comprehensive technology platform spanning critical customer requirements for our hundreds of thousands of customers who trust our software as the foundation for their most critical applications.”

“In the quarter, we saw continued progress with our subscription and SaaS go-to-market motion, which resulted in a higher-than-expected mix versus our license offerings in total revenue,” said Zane Rowe executive vice president and CFO, VMware.

Business Highlights & Strategic Announcements

•Google Cloud and VMware expanded their partnership to help customers accelerate application modernization and cloud transformation. Customers will now be able to use the VMware Cloud Universal program to take advantage of Google Cloud VMware Engine, gaining greater financial flexibility, choice and the ability to accelerate their cloud migrations and modernize their enterprise applications in Google Cloud.
•VMware expanded the VMware Sovereign Cloud initiative with new partners, as well as new cloud-native, developer-centric capabilities that bring more value to all VMware Cloud provider offerings. The VMware Sovereign Cloud initiative helps customers identify and engage with trusted national or regional cloud service providers to meet their unique sovereign cloud requirements.
•Deloitte and VMware created the Deloitte VMware Distributed Cloud (DVDC) practice to help clients transform their businesses and the industries they serve by more effectively implementing and utilizing distributed cloud architectures.
•DISH will trial VMware’s RAN Intelligent Controller (RIC) as the platform on top of which RAN applications will run. The RIC is a new layer of software that makes the RAN a software platform programmable and accessible by developers. Through the RIC, ISVs and developers can build exciting new applications enabling a dynamic new marketplace for new consumer and business applications.
•VMware was recognized for its continued Environmental, Social and Governance (ESG) leadership and sustainability initiatives with inclusion on Barron’s list of the 100 Most Sustainable Companies in 2022 and on the Clean 200 list for the third consecutive year.
•VMware was named by Forbes to its list of America’s Best Employers for Diversity in 2022 for the fourth consecutive year. VMware ranked number two on the overall list—and was the top ranked technology company—among the 500 employers Forbes ranked most dedicated to diversity, equity and inclusion.
•VMware was recognized by Newsweek in its first annual ranking of America’s Most Trustworthy Companies. VMware was ranked fourth in the software and telecommunications category.

Entry into Definitive Agreement to be Acquired by Broadcom

VMware’s results are provided in conjunction with today’s announcement that VMware has entered into a definitive agreement to be acquired by Broadcom Inc. Please refer to today’s announcement entitled, “Broadcom to Acquire VMware for Approximately $61 Billion in Cash and Stock,” available on news.vmware.com.

Due to the Company’s pending acquisition by Broadcom, the Company is canceling its May 26 conference call and webcast to discuss its fiscal year 2023 first quarter financial results. Additionally, VMware will not be providing financial guidance for Q2 2023 and is suspending its financial guidance for the full fiscal year 2023.

1 Our annual estimated tax rate is based upon, among other things, current tax law regarding the impacts of Internal Revenue Code Section 174 (“Section 174”) research and development expense capitalization, which became effective beginning VMware’s fiscal 2023. Although the U.S. Congress continues to consider various legislative options that would defer the amortization requirement to later years, which were considered in our full year guidance provided on February 28, 2022, the financial results for the three months ended April 29, 2022 reflect the impact of the tax law in effect as of April 29, 2022. The provided estimated tax adjustment range in the table accompanying this release reflects the non-GAAP adjustment we would expect should the capitalization provisions of Section 174 be deferred or repealed with effect for fiscal 2023.

# # #
About VMware
VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit vmware.com/company.

Additional Information
VMware’s website is located at vmware.com, and its investor relations website is located at ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; ESG (environmental, social and governance) information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

VMware and VMware Sovereign Cloud are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Annual Recurring Revenue (“ARR”)
ARR is an operating measure VMware uses to assess the strength of the Company’s subscription and SaaS offerings. ARR is a performance metric and should be viewed independently of, and not as a substitute for or combined with, revenue and unearned revenue. ARR represents the annualized value of VMware’s committed customer subscription and SaaS contracts as of the end of the reporting period, assuming any contract that expires during the next 12 months is renewed on its existing terms, except that, for consumption-based subscription and SaaS offerings, ARR represents the annualized quarterly revenue based on revenue recognized for the current reporting period.

Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the expected benefits to customers and partners of VMware’s strategy and offerings, as well as the announced proposed acquisition of VMware by Broadcom. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the impact of the COVID-19 pandemic on VMware’s operations, financial condition, VMware’s customers, the business environment and global and regional economies; (2) the ability of VMware to adapt its offerings, business operations and go-to-market activities to changes in how customers consume information technology resources, such as through subscription and SaaS offerings; (3) the effect of the spin-off from Dell and changes in VMware’s and Dell’s commercial relationships and go-to-market and technology collaborations on VMware’s ability to maintain relationships with its customers, suppliers and on VMware’s operating results and business generally; (4) changes to VMware’s and Dell’s respective financial conditions and strategic directions that could adversely impact their commercial relationship and collaborations; (5) the continued risk of litigation and regulatory actions; (6) adverse changes in general economic or market conditions; (7) delays or reductions in consumer, government and information technology spending; (8) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the industries in which VMware competes, as well as new product and marketing initiatives by VMware’s competitors; (9) rapid technological changes in the virtualization software and cloud, end user, edge security and mobile computing and telecom industries; (10) the uncertainty of VMware’s customers’ acceptance of and ability to transition to emerging technologies and new offerings and computing strategies in the industries in which VMware competes; (11) VMware’s ability to enter into, maintain and extend strategically effective partnerships, collaborations and alliances; (12) VMware’s ability to protect its proprietary technology; (13) changes to product and services development timelines; (14) risks associated with cyber-attacks, information security and data privacy; (15) disruptions resulting from key management changes; (16) risks associated with international sales, such as fluctuating currency exchange rates and increased trade barriers; (17) changes in VMware’s financial condition; (18) the effect of the proposed acquisition on VMware’s ability to maintain relationships with customers and partners, operating results and business; (19) business disruption following the announcement of the proposed transaction, including disruption of current plans and operations; (20) difficulties in retaining and hiring key personnel and employees due to the proposed acquisition and business combination; (21) the satisfaction of the conditions precedent to consummation of the proposed acquisition; (22) outcome of any legal proceedings related to the proposed transaction; (23) the ability to consummate the proposed acquisition on a timely basis or at all; (24) the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize synergies; and (25) other business effects, including those related to industry, market, economic, political, regulatory and global health conditions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8- K that VMware may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Michael Thacker
VMware Global PR
mthacker@vmware.com
650-427-4454

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended
	April 29,	April 30,
	2022	2021
Revenue:
License	$572	$646
Subscription and SaaS	899	741
Services	1,617	1,607
Total revenue	3,088	2,994
Operating expenses(1):
Cost of license revenue	35	37
Cost of subscription and SaaS revenue	192	157
Cost of services revenue	375	337
Research and development	774	708
Sales and marketing	1,053	959
General and administrative	251	236
Realignment	—	1
Operating income	408	559
Investment income	1	—
Interest expense	(71)	(50)
Other income (expense), net	(10)	(23)
Income before income tax	328	486
Income tax provision	86	61
Net income	$242	$425
Net income per weighted-average share, basic	$0.58	$1.01
Net income per weighted-average share, diluted	$0.57	$1.01
Weighted-average shares, basic	420,586	419,116
Weighted-average shares, diluted	422,987	422,038
__________
(1) Includes stock-based compensation as follows:
Cost of subscription and SaaS revenue	$5	$5
Cost of services revenue	23	25
Research and development	132	127
Sales and marketing	83	75
General and administrative	40	31

VMware, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	April 29,	January 28,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$3,719	$3,614
Short-term investments	—	19
Accounts receivable, net of allowance of $11 and $10	1,620	2,297
Due from related parties	638	1,438
Other current assets	666	598
Total current assets	6,643	7,966
Property and equipment, net	1,492	1,461
Deferred tax assets	5,948	5,906
Intangible assets, net	651	714
Goodwill	9,598	9,598
Due from related parties	197	199
Other assets	2,905	2,832
Total assets	$27,434	$28,676
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$204	$234
Accrued expenses and other	2,276	2,806
Unearned revenue	6,296	6,479
Due to related parties	116	132
Total current liabilities	8,892	9,651
Long-term debt	11,926	12,671
Unearned revenue	4,570	4,743
Income tax payable	241	242
Operating lease liabilities	927	927
Due to related parties	911	909
Other liabilities	378	409
Total liabilities	27,845	29,552
Contingencies
Stockholders’ deficit:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 420,517 and 418,808 shares	4	4
Additional paid-in capital	227	—
Accumulated other comprehensive loss	(9)	(5)
Accumulated deficit	(633)	(875)
Total stockholders’ deficit	(411)	(876)
Total liabilities and stockholders’ deficit	$27,434	$28,676

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	April 29,	April 30,
	2022	2021
Operating activities:
Net income	$242	$425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	288	269
Stock-based compensation	283	263
Deferred income taxes, net	(43)	(48)
(Gain) loss on equity securities and disposition of assets, net	(9)	36
Other	3	1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	675	395
Other current assets and other assets	(244)	(161)
Due from related parties	801	685
Accounts payable	(28)	65
Accrued expenses and other liabilities	(665)	(630)
Income taxes payable	74	80
Unearned revenue	(357)	(114)
Due to related parties	(15)	—
Net cash provided by operating activities	1,005	1,266
Investing activities:
Additions to property and equipment	(106)	(70)
Sales of investments in equity securities	20	8
Purchases of strategic investments	(8)	—
Proceeds from disposition of assets	6	—
Business combinations, net of cash acquired, and purchases of intangible assets	(3)	(10)
Net cash used in investing activities	(91)	(72)
Financing activities:
Proceeds from issuance of common stock	119	131
Repayment of term loan	(750)	—
Repurchase of common stock	(89)	(371)
Shares repurchased for tax withholdings on vesting of restricted stock	(94)	(56)
Principal payments on finance lease obligations	(1)	(1)
Net cash used in financing activities	(815)	(297)
Net increase in cash, cash equivalents and restricted cash	99	897
Cash, cash equivalents and restricted cash at beginning of the period	3,663	4,770
Cash, cash equivalents and restricted cash at end of the period	$3,762	$5,667
Supplemental disclosures of cash flow information:
Cash paid for interest	$80	$46
Cash paid for taxes, net	69	38
Non-cash items:
Changes in capital additions, accrued but not paid	$(7)	$3

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	April 29,	April 30,
	2022	2021
Total revenue, as reported	$3,088	$2,994
Sequential change in unearned revenue(1)	(356)	(114)
Total revenue plus sequential change in unearned revenue	$2,732	$2,880
Change (%) over prior year, as reported	(5)%

Growth in License and Subscription and SaaS Revenue Plus Sequential Change in Unearned License and Subscription and SaaS Revenue

	Three Months Ended
	April 29,	April 30,
	2022	2021
Total license and subscription and SaaS revenue, as reported	$1,471	$1,387
Sequential change in unearned license and subscription and SaaS revenue(2)	3	67
Total license and subscription and SaaS revenue plus sequential change in unearned license and subscription and SaaS revenue	$1,474	$1,454
Change (%) over prior year, as reported	1%
__________
(1) Consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the condensed consolidated balance sheets.

(2) Consists of the change in unearned license and subscription and SaaS revenue from the preceding quarter.

REMAINING PERFORMANCE OBLIGATIONS
(in millions)
(unaudited)

Growth in Remaining Performance Obligations

	April 29,	April 30,
	2022	2021
Remaining performance obligations(3)	$11,556	$11,032
Change (%) over prior year	5%

Remaining performance obligations, current(4)	$6,563	$6,164
Change (%) over prior year	6%
__________
(3) Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted customer contracts at the end of any given period.

(4) Current remaining performance obligations represent the amount expected to be recognized as revenue over the next twelve months.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	April 29,	January 28,	October 29,	July 30,	April 30,	January 29,
	2022	2022	2021	2021	2021	2021
Unearned revenue as reported:
License	$20	$19	$17	$20	$16	$15
Subscription and SaaS	2,671	2,669	2,238	2,208	2,064	1,998
Services
Software maintenance	6,877	7,208	6,773	6,916	6,957	7,092
Professional services	1,298	1,326	1,205	1,194	1,163	1,209
Total unearned revenue	$10,866	$11,222	$10,233	$10,338	$10,200	$10,314

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended April 29, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$35	—	—	(10)	—	—	$24
Cost of subscription and SaaS revenue	$192	(5)	—	(37)	—	—	$150
Cost of services revenue	$375	(23)	—	—	—	—	$352
Research and development	$774	(132)	—	(2)	—	—	$639
Sales and marketing	$1,053	(83)	(2)	(17)	—	—	$954
General and administrative	$251	(40)	—	—	(13)	—	$198
Operating income	$408	283	2	66	13	—	$771
Operating margin(2)	13.2%	9.2%	0.1%	2.1%	0.4%	—	25.0%
Other income (expense), net(3)	$(10)	—	—	—	(9)	—	$(19)
Income before income tax	$328	283	2	66	4	—	$682
Income tax provision	$86					54	$140
Tax rate(2)	26.1%						20.5%
Net income	$242	283	2	66	4	(54)	$542
Net income per weighted-average share, diluted(2)(4)	$0.57	$0.67	$—	$0.16	$0.01	$(0.13)	$1.28
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,987 diluted weighted-average shares of common stock.

VMware, Inc.

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP DATA
IMPACT OF INTERNAL REVENUE CODE SECTION 174
For the Three Months Ended April 29, 2022
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Tax Adjustment (1)	Non-GAAP As Adjusted	Estimated Tax Adjustment Excluding Section 174 Impact (2)			Non-GAAP As Adjusted Excluding Section 174 Impact (3)
Income before income tax	$328		$682				$		682
Income tax provision	$86	$54	$140	$(27)	-	(34)	$113	-	106
Tax rate (4)	26.1%		20.5%				16.5	-	15.5%
Net income	$242		$542				$569	-	576
Net income per weighted-average share, diluted (4)(5)	$0.57		$1.28				$1.35	-	1.36
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Our annual estimated tax rate is based upon, among other things, current tax law regarding the impacts of Internal Revenue Code Section 174 (“Section 174”) research and development expense capitalization, which became effective beginning in VMware’s fiscal 2023. Although the U.S. Congress is considering various legislative options that would defer the capitalization requirement to later years and such possible deferral was considered in our full year guidance provided on February 28, 2022, the financial results for the three months ended April 29, 2022 reflect the impact of the tax law in effect as of April 29, 2022. The provided estimated tax adjustment range reflects the non-GAAP adjustment we would expect should the capitalization provisions of Section 174 be deferred or repealed with effect for fiscal 2023.

(3) Represents the estimated non-GAAP results excluding the impact of Section 174 capitalization under the tax law in effect as of April 29, 2022.
(4) Totals may not sum, due to rounding. Tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(5) Calculated based upon 422,987 diluted weighted-average shares of common stock.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended April 30, 2021
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$37	—	—	(11)	—	—	—	$26
Cost of subscription and SaaS revenue	$157	(5)	—	(42)	—	—	—	$109
Cost of services revenue	$337	(25)	—	—	—	—	—	$312
Research and development	$708	(127)	—	(2)	—	—	—	$578
Sales and marketing	$959	(75)	(1)	(22)	—	—	—	$863
General and administrative	$236	(31)	—	—	—	(22)	—	$183
Realignment	$1	—	—	—	(1)	—	—	$—
Operating income	$559	263	1	77	1	22	—	$923
Operating margin(2)	18.7%	8.8%	—%	2.6%	—%	0.7%	—	30.8%
Other income (expense), net(3)	$(23)	—	—	—	—	36	—	$12
Income before income tax	$486	263	1	77	1	58	—	$885
Income tax provision	$61						80	$141
Tax rate(2)	12.6%							16.0%
Net income	$425	263	1	77	1	58	(80)	$744
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$1.01	$0.62	$—	$0.18	$—	$0.14	$(0.19)	$1.76
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,038 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended
	April 29,	April 30,
	2022	2021
Revenue:
License	$572	$646
Subscription and SaaS	899	741
Total license and subscription and SaaS	1,471	1,387
Services:
Software maintenance	1,310	1,321
Professional services	307	286
Total services	1,617	1,607
Total revenue	$3,088	$2,994
Percentage of revenue:
License	18.5%	21.6%
Subscription and SaaS	29.1%	24.7%
Total license and subscription and SaaS	47.6%	46.3%
Services:
Software maintenance	42.4%	44.1%
Professional services	10.0%	9.6%
Total services	52.4%	53.7%
Total revenue	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended
	April 29,	April 30,
	2022	2021
Revenue:
United States	$1,518	$1,466
International	1,570	1,528
Total revenue	$3,088	$2,994
Percentage of revenue:
United States	49.1%	49.0%
International	50.9%	51.0%
Total revenue	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended
	April 29,	April 30,
	2022	2021
GAAP cash flows from operating activities	$1,005	$1,266
Capital expenditures	(106)	(70)
Free cash flows	$899	$1,196

VMware, Inc.

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP
IMPACT OF SUSPENSION OF RUSSIA BUSINESS OPERATIONS AND FOREIGN CURRENCY
For the Three Months Ended April 29, 2022
(amounts in millions)
(unaudited)

	GAAP	Impact of Suspension of Business Operations in Russia (1)(3)	Impact of Foreign Currency (2)(3)	Non-GAAP As Adjusted for Suspension of Business Operations in Russia and Foreign Currency (3)
Revenue:
License	$572	13	5	$590
Subscription and SaaS	899	9	3	912
Services	1,617	15	1	1,634
Total revenue	$3,088	38	10	$3,136
__________
(1) In response to Russian military actions in Ukraine occurring during the first quarter of fiscal 2023, VMware, Inc. suspended business operations in Russia and Belarus, including suspension of sales, support on existing contracts and professional services in both countries. The amounts in the table reflect revenue VMware, Inc. would have recognized had the Company not suspended its business operations.

(2) Reflects impact of foreign currency exchange rate fluctuation on revenue from February 28, 2022, when VMware, Inc. provided guidance for the first quarter of fiscal 2023, to April 29, 2022, the end of the first quarter of fiscal 2023.

(3) Totals may not sum, due to rounding.

VMware, Inc.
About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share, free cash flow, non-GAAP income tax provision as adjusted for the impact of Internal Revenue Code Section 174 (“Section 174”) and non-GAAP revenue as adjusted for the impact of the suspension of our business operations in Russia and foreign currency. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Other than free cash flow, non-GAAP income tax provision as adjusted for the impact of Section 174 and non-GAAP revenue as adjusted for the impact of the suspension of our business operations in Russia and foreign currency, these non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other items, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•Employer payroll taxes on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•Acquisition, disposition and other items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other items when looking for a consistent basis for comparison across accounting periods. These items include:
–Direct costs of acquisitions and dispositions, such as transaction and advisory fees.
–Costs associated with integrating acquired businesses.

VMware, Inc.
–Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.
–Gains or losses on investments in equity securities, whether realized or unrealized.
–Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments.
–Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”
–Certain costs incurred related to VMware's spin-off from its former parent company, Dell Technologies Inc., completed on November 1, 2021, such as legal and advisory fees.

•Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

VMware’s management also believes that the non-GAAP income tax provision as adjusted for the impact of Section 174 research and development expense capitalization, which became effective beginning with VMware’s fiscal 2023, is meaningful to investors, given that the U.S. Congress is considering various legislative options that would defer the capitalization requirement to later years, possibly with effect for fiscal 2023.

Further, VMware’s management believes that the non-GAAP revenue as adjusted for the impact of the suspension of our business operations in Russia and foreign currency is meaningful to investors due to the unexpected impacts of Russia’s invasion of Ukraine on VMware’s business operations in the quarter as well as changes in foreign currency exchange rates versus our expectations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.